Exhibit 99.1

Stepan Reports Second Quarter Results and First Half Earnings

Northfield, Illinois, July 24, 2019 -- Stepan Company (NYSE: SCL) today reported:

Second Quarter Highlights

•

Reported net income was $30.2 million, or $1.30 per diluted share, versus $33.5 million, or $1.44 per diluted share, in the prior year.  Adjusted net income* was $35.1 million, or $1.50 per diluted share versus $32.2 million, or $1.39 per diluted share, in the prior year.

•

Surfactant operating income was $32.1 million versus $34.1 million in the prior year. This decrease was primarily attributable to an 8% decline in global Surfactant volume and the unfavorable impact of foreign currency translation, partially offset by margin improvement.  The decline in global sales volume was principally due to the Company’s exit from its sulfonation business in Germany in 2018 and lower demand in the global personal care end markets.  The unfavorable impact of foreign currency translation negatively impacted results by $0.5 million.  Latin American losses associated with the Ecatepec, Mexico sulfonation equipment failure were offset by one-time benefits related to a VAT tax recovery in Brazil.  The Ecatepec facility is now fully operational and the Company’s insurance provider has acknowledged this incident is a covered event.  The Company is pursuing insurance recovery for damaged equipment, incremental supply chain expenses and business interruption.

•

Polymer operating income was $22.8 million versus $20.3 million in the prior year.  This increase was mostly attributable to higher volume and slight margin improvement.  Global Polymer sales volume increased 5% versus the prior year.  North American and European rigid polyol sales volume grew 19% and 10%, respectively, partially offset by lower phthalic anhydride volume.

•

Specialty Product operating income was $6.0 million versus $4.2 million in the prior year.  This increase was primarily attributable to improved volume and margins within our medium chain triglyceride (MCTs) product line and order timing differences within our pharmaceutical business.

•

As previously disclosed, during the current year quarter the Company voluntarily prepaid the entire outstanding principal balance of its 5.88% Series 2010-A Senior Notes due June 1, 2022.  The pre-tax make-whole expense associated with this prepayment was $1.2 million.

•	The effect of foreign currency translation negatively impacted net income by $0.6 million, or $0.03 per diluted share, versus the prior year.

First Half Highlights

•

Reported net income was $55.2 million, or $2.37 per diluted share, versus $65.4 million, or $2.80 per diluted share, in the prior year.  Adjusted net income of $65.8 million, or $2.82 per diluted share, mirrored prior year results. Total Company sales volume declined 1% compared to the first six months of 2018.

•

As disclosed in the first quarter of 2019, the Company elected to change its method of accounting for U.S. inventories from the last in, first out (LIFO) basis to the first in, first out (FIFO) basis.  The Company has retrospectively applied this change to its prior year financial statement comparables and denoted impacted prior year columns “As Adjusted”.  The net effects on prior year results of changing from the LIFO method to the FIFO method were $0.5 million and $1.8 million of additional income for the second quarter and first half, respectively.  The Company will recognize $1.6 million of additional expense for full year 2018.

*

Adjusted net income is a non-GAAP measure which excludes deferred compensation income/expense, cash-settled stock appreciation rights (SARs), as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and earnings per diluted share.

“Despite many challenges in the first half, the Company matched its 2018 record first half adjusted net income,” said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer. “Surfactant operating income, excluding the negative impact of the Ecatepec equipment failure and foreign currency translation, was down slightly.  Wet weather in the U.S. farm belt negatively impacted Surfactant income.  The Polymer business improved significantly versus first quarter results on the strength of 5% volume growth and margin improvement.  North American and European rigid polyol volumes grew 15% and 9%, respectively, during the first half.  Our Specialty Product business results were higher versus the prior year quarter due to improved margins within the food and nutritional business and order timing differences within our pharmaceutical business.”

Financial Summary

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands, except per share data)	2019	2018 As Adjusted	% Change	2019	2018 As Adjusted	% Change
Net Sales	$473,003	$519,866	(9)%	$962,173	$1,019,201	(6)%
Operating Income (1)	$41,065	$45,386	(10)%	$70,803	$86,669	(18)%
Net Income (1)	$30,218	$33,454	(10)%	$55,202	$65,406	(16)%
Earnings per Diluted Share (1)	$1.30	$1.44	(10)%	$2.37	$2.80	(15)%

Adjusted Net Income (1) (2)	$35,131	$32,211	9%	$65,766	$65,815	(0)%
Adjusted Earnings per Diluted Share (1) (2)	$1.50	$1.39	8%	$2.82	$2.82	0%

(1)

The 2018 amounts for the noted line items have been retrospectively changed from the amounts originally reported as a result of the Company’s first quarter 2019 change in method of accounting for U.S. inventory valuation from LIFO to FIFO.

(2)	See Table II for reconciliations of non-GAAP adjusted net income and earnings per diluted share.

Summary of Second Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense, cash-settled SARs and other significant and infrequent or non-recurring items.

•	Deferred Compensation: The current year second quarter includes $1.2 million of after-tax expense versus $1.0 million of after-tax income in the prior year.

•

Cash-Settled SARs:  These management incentive instruments provide cash to participants equal to the appreciation on the price of specified shares of Company stock over a specified period of time.  Because income or expense is recognized merely on the movement in the price of Company stock it has been excluded, similar to deferred compensation, to arrive at adjusted net income.  The current year second quarter includes $0.2 million of after-tax expense versus $0.4 million of after-tax income in the prior year.

•

Business Restructuring:  The current year second quarter includes $0.3 million of after-tax decommissioning expense primarily related to the Company’s prior year Canadian plant closure and Germany sulfonation shutdown versus $0.2 million of after-tax expense in 2018.

•

Environmental Remediation:  The current year second quarter includes $2.2 million of after-tax expense versus no expense recognition in the prior year.  The majority of the current year expense reflects environmental remediation costs associated with the Company’s Maywood, New Jersey site.

•	Voluntary Debt Prepayment: The current year second quarter includes $0.9 million of after-tax expense associated with our previously disclosed voluntary prepayment of debt.

Percentage Change in Net Sales

Net sales decreased 9% in the year-over-year second quarter due to a 5% decline in global sales volume, the unfavorable impact of foreign currency translation due to weaker European and Latin American currencies versus the U.S. dollar, and lower selling prices mainly attributable to the pass-through of lower raw material costs.  The lower sales volume reflects a Surfactant decline of 8% partially offset by Polymer growth of 5%.

	Three Months Ended June 30, 2019	Six Months Ended June 30, 2019
Volume	(5)%	(1)%
Selling Price & Mix	(2)%	(2)%
Foreign Translation	(2)%	(3)%
Total	(9)%	(6)%

Segment Results

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2019	2018	% Change	2019	2018	% Change
Net Sales
Surfactants	$313,380	$356,884	(12)%	$663,030	$715,824	(7)%
Polymers	$140,636	$140,867	-	$260,815	$262,800	(1)%
Specialty Products	$18,987	$22,115	(14)%	$38,328	$40,577	(6)%
Total Net Sales	$473,003	$519,866	(9)%	$962,173	$1,019,201	(6)%

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2019	2018 As Adjusted	% Change	2019	2018 As Adjusted	% Change
Operating Income *
Surfactants	$32,086	$34,078	(6)%	$69,253	$75,546	(8)%
Polymers	$22,760	$20,299	12%	$34,865	$37,604	(7)%
Specialty Products	$5,982	$4,240	41%	$9,113	$3,890	134%
Total Segment Operating Income	$60,828	$58,617	4%	$113,231	$117,040	(3)%
Corporate Expenses	$(19,763)	$(13,231)	49%	$(42,428)	$(30,371)	40%
Consolidated Operating Income	$41,065	$45,386	(10)%	$70,803	$86,669	(18)%

* The 2018 Segment operating income amounts have been retrospectively changed from the amounts originally reported as a result of the Company’s first quarter 2019 change in method of accounting for U.S. inventory valuation from LIFO to FIFO.

Total segment operating income increased $2.2 million, or 4%, versus the prior year quarter.   Total segment operating income in the first half of 2019 declined $3.8 million, or 3%, versus the prior year.

•

Surfactant net sales were $313.4 million for the quarter, a 12% decrease versus the prior year.  Sales volume decreased 8% mostly due to the Company’s exit from its sulfonation business in Germany in 2018 and lower demand in the North American functional product and personal care end markets.  Second quarter 2019 agricultural sales volume was negatively impacted by the wet weather in the U.S. farm belt. Lower demand for products sold to our distribution partners and the impact of the Ecatepec equipment failure also contributed to this sales volume decline.  Selling prices were down 2% primarily due to the pass-through of lower raw material costs.  The translation impact of a stronger U.S. dollar decreased net sales by 2%.  Surfactant operating income decreased $2.0 million versus the prior year primarily due to lower sales volumes and the unfavorable impact of foreign currency translation, partially offset margin improvement.  Latin American losses associated with the Ecatepec equipment failure were offset by one-time benefits related to a VAT tax recovery in Brazil.

•	Polymer net sales were $140.6 million for the quarter, essentially even with prior year. Sales volume increased 5% primarily due to higher North American and European polyols used in rigid foam insulation and insulated metal panels, partially offset by lower phthalic anhydride volumes.  Selling prices declined 3% and the translation impact of a stronger U.S. dollar negatively impacted net sales by 2%.  Polymer operating income increased $2.5 million versus the prior year quarter primarily due to higher sales volumes and more favorable product mix.

•

Specialty Product net sales were $19.0 million for the quarter, a 14% decrease versus the prior year.  Sales volume declined 1% for the quarter.  Operating income increased $1.7 million versus the prior year quarter primarily due to order timing differences within our pharmaceutical business and improved volume and margins within our medium chain triglycerides (MCTs) product line.

Corporate Expenses

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2019	2018	% Change	2019	2018	% Change
Total Corporate Expenses	$19,763	$13,231	49%	$42,428	$30,371	40%
Less:
Deferred Compensation	$(2,395)	$865	NM	$(9,868)	$(749)	NM
Business Restructuring	$(450)	$(273)	65%	$(1,183)	$(631)	87%
Adjusted Corporate Expense	$16,918	$13,823	22%	$31,377	$28,991	8%

* See Table III for a discussion of deferred compensation plan accounting.

•

Corporate expenses, excluding deferred compensation and business restructuring expenses, increased $3.1 million, or 22%, for the quarter.  The quarterly increase was primarily due to a $2.9 million pre-tax adjustment to the Company’s environmental remediation reserves.

Income Taxes

The Company’s effective tax rate was 21.8% for the first half of 2019 versus 20.7% for the first half of 2018.  This year-over-year increase was primarily attributable to a favorable, non-recurring 2018 tax benefit related to nontaxable foreign interest income.

Shareholder Return

The Company paid $5.6 million of dividends to shareholders and repurchased $6.1 million of Company stock in the second quarter of 2019.  During the first six months of 2019 the Company paid $11.3 million of dividends and repurchased $6.2 million of Company stock.  The Company has 423,651 shares remaining under its Board of Directors’ share repurchase authorization.  The Company has increased its dividend on its common stock for 51 consecutive years.

Selected Balance Sheet Information

The Company’s net debt level decreased $45.1 million versus the first quarter while the net debt ratio dropped from 0% to a negative 5%.  The decrease in net debt was primarily attributable to the previously disclosed voluntary prepayment of debt and a $5.8 million increase in cash partially driven by lower working capital requirements.

($ in millions)	6/30/19	3/31/19	12/31/18 As Adjusted
Net Debt
Total Debt	$232.6	$271.9	$276.1
Cash	275.3	269.5	300.2
Net Debt	$(42.7)	$2.4	$(24.1)
Equity *	857.7	831.4	807.4
Net Debt + Equity *	$815.0	$833.8	$783.3
Net Debt / (Net Debt + Equity)	-5%	0%	-3%

The major working capital components were:

($ in millions)	6/30/19	3/31/19	12/31/18 As Adjusted
Net Receivables	$289.0	$298.9	$280.0
Inventories *	216.3	215.0	231.5
Accounts Payable	(184.7)	(175.6)	(206.0)
Total *	$320.6	$338.3	$305.5

* The 2018 amounts for the noted line items have been retrospectively changed from the amounts originally reported as a result of the Company’s first quarter 2019 change in method of accounting for U.S. inventory valuation from LIFO to FIFO.

Capital spending was $19.4 million during the quarter and $45.1 million during the first half of 2019.  This compares to $16.3 million and $43.7 million, respectively, in the prior year.  For the full year, capital expenditures are expected to be in the range of $110 million and $130 million.

Outlook

“Despite the challenging current environment, we believe our Surfactant strategy will deliver value for our shareholders.  Our focus on end market diversification, Tier 2 & Tier 3 customers, as well as our cost-out activities should continue to improve our margins. Given the strong volume growth in the first half, we believe our Polymer business will continue to benefit from the growing market for insulation materials and we remain optimistic the business will deliver both full year volume growth and incremental margin improvement versus 2018.  On the strength of first half earnings we believe full year Specialty Product results will improve versus 2018.  Overall, we remain cautiously optimistic about the balance of the year,” said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer.

Conference Call

Stepan Company will host a conference call to discuss the first quarter results at 10:00 a.m. ET (9:00 a.m. CT) on July 24, 2019. The call can be accessed by phone and webcast. Telephone access will be available by dialing +1 (866) 394-0807, and the webcast can be accessed through the Investor Relations/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com through the Investor Relations center at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries.  Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds and in agricultural and oilfield solutions.  The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company’s common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL.  For more information about Stepan Company please visit the Company online at www.stepan.com

Contact: Luis E. Rojo                              (847) 446-7500

* * * * *

Tables follow

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” ”should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company’s control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company’s Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to disruptions in production or accidents at manufacturing facilities, global competition, volatility of raw material and energy costs, disruptions in transportation or significant changes in transportation costs, reduced demand due to customer product reformulations or new technologies, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, maintaining and protecting intellectual property rights, international business risks, including currency exchange rate fluctuations, legal restrictions and taxes, our debt covenants, our ability to access capital markets, downturns in certain industries and general economic downturns, global political, military, security or other instability, costs related to expansion or other capital projects, interruption or breaches of information technology systems, the costs and other effects of governmental regulation and legal and administrative proceedings and our ability to retain executive management and key personnel.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three and Six Months Ended June 30, 2019 and 2018

(Unaudited – in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2019	2018 As Adjusted	2019	2018 As Adjusted
Net Sales	$473,003	$519,866	$962,173	$1,019,201
Cost of Sales *	380,044	429,885	784,605	838,022
Gross Profit *	92,959	89,981	177,568	181,179
Operating Expenses:
Selling	14,140	13,369	28,109	28,259
Administrative	21,544	18,098	40,850	37,537
Research, Development and Technical Services	13,365	13,720	26,755	27,334
Deferred Compensation (Income) Expense	2,395	(865)	9,868	749
	51,444	44,322	105,582	93,879

Business Restructuring	450	273	1,183	631

Operating Income *	41,065	45,386	70,803	86,669
Other Income (Expense):
Interest, Net	(1,766)	(2,672)	(3,619)	(5,823)
Other, Net	235	484	3,380	1,644
	(1,531)	(2,188)	(239)	(4,179)

Income Before Income Taxes *	39,534	43,198	70,564	82,490
Provision for Income Taxes *	9,324	9,746	15,376	17,093
Net Income *	30,210	33,452	55,188	65,397
Net Loss Attributable to Noncontrolling Interests	8	2	14	9
Net Income Attributable to Stepan Company *	$30,218	$33,454	$55,202	$65,406
Net Income Per Common Share Attributable to Stepan Company *
Basic *	$1.31	$1.45	$2.39	$2.84
Diluted *	$1.30	$1.44	$2.37	$2.80
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	23,086	23,039	23,092	23,059
Diluted	23,329	23,295	23,329	23,341

* The 2018 amounts for the noted line items have been retrospectively changed from the amounts originally reported as a result of the Company’s first quarter 2019 change in method of accounting for U.S. inventory valuation from LIFO to FIFO.

Table II

Reconciliations of Non-GAAP Net Income and Earnings per Diluted Share *

	Three Months Ended June 30				Six Months Ended June 30
($ in thousands, except per share amounts)	2019	EPS	2018 As Adjusted	EPS As Adjusted	2019	EPS	2018 As Adjusted	EPS As Adjusted
Net Income Reported	$30,218	$1.30	$33,454	$1.44	$55,202	$2.37	$65,406	$2.80

Deferred Compensation (Income) Expense	$1,210	$0.05	$(1,015)	$(0.04)	$5,090	$0.22	$24	$0.00
Business Restructuring	$325	$0.01	$204	$0.01	$865	$0.04	$473	$0.02
Cash-Settled SARs	$220	$0.01	$(432)	$(0.02)	$1,451	$0.06	$(88)	$(0.00)
Environmental Remediation	$2,210	$0.09		$-	$2,210	$0.09		$-
Voluntary Debt Prepayment	$948	$0.04		$-	$948	$0.04		$-

Adjusted Net Income	$35,131	$1.50	$32,211	$1.39	$65,766	$2.82	$65,815	$2.82

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non-operational items.  Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Pre-Tax to After-Tax Adjustments

	Three Months Ended June 30				Six Months Ended June 30
($ in thousands, except per share amounts)	2019	EPS	2018	EPS	2019	EPS	2018	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$1,592		$(1,335)		$6,698		$31
Business Restructuring	$450		$273		$1,183		$631
Cash-Settled SARs	$289		$(569)		$1,909		$(116)
Environmental Remediation	$2,908		$-		$2,908		$-
Voluntary Debt Prepayment	$1,247		$-		$1,247		$-
Total Pre-Tax Adjustments	$6,486		$(1,631)		$13,945		$546

Cumulative Tax Effect on Adjustments	$(1,573)		$388		$(3,381)		$(137)

After-Tax Adjustments	$4,913	$0.20	$(1,243)	$(0.05)	$10,564	$0.45	$409	$0.02

Table III

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pre-tax income was $1.6 million of expense versus $1.3 million of income in the prior year. The year to date impact was $6.7 million of expense versus a de minimis impact in the prior year. The accounting for the deferred compensation plan results in operating income when the prices of Company common stock or mutual funds held in the plan fall and expense when they rise.  The Company also recognizes the change in value of mutual funds as investment income or loss.  The quarter end market prices of Company common stock are as follows:

	2019				2018
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	N/A	N/A	$91.91	$87.52	$74.00	$87.01	$78.01	$83.18

The deferred compensation income statement impact is summarized below:

	Three Months Ended June 30		Six Months Ended June 30
($ in thousands)	2019	2018	2019	2018
Deferred Compensation
Operating Income (Expense)	$(2,395)	$866	$(9,868)	$(749)
Other, net – Mutual Fund Gain	803	469	3,170	718
Total Pretax	$(1,592)	$1,335	$(6,698)	$(31)
Total After Tax	$(1,210)	$1,015	$(5,090)	$(24)

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three and six month periods ending June 30, 2019 as compared to 2018:

($ in millions)	Three Months Ended June 30		Increase (Decrease)	Decrease Due to Foreign Currency Translation	Six Months Ended June 30		(Decrease)	Decrease Due to Foreign Currency Translation
	2019	2018 As Adjusted			2019	2018 As Adjusted
Net Sales	$473.0	$519.9	$(46.9)	$(9.8)	$962.2	$1,019.2	$(57.0)	$(26.0)
Gross Profit	93.0	90.0	3.0	(1.5)	177.6	181.2	(3.6)	(3.7)
Operating Income	41.1	45.4	(4.3)	(0.9)	70.8	86.7	(15.9)	(2.0)
Pretax Income	39.5	43.2	(3.7)	(0.8)	70.6	82.5	(11.9)	(2.0)

Table V

Stepan Company

Consolidated Balance Sheets

June 30, 2019 and December 31, 2018

	June 30, 2019	Dec 31, 2018 As Adjusted
ASSETS
Current Assets *	$806,807	$833,893
Property, Plant & Equipment, Net	609,208	608,892
Other Assets *	112,953	71,829
Total Assets *	$1,528,968	$1,514,614
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$299,466	338,582
Deferred Income Taxes *	28,271	$24,961
Long-term Debt	207,748	239,022
Other Non-current Liabilities	135,086	103,864
Total Stepan Company Stockholders’ Equity *	857,658	807,425
Noncontrolling Interest	739	760
Total Liabilities and Stockholders’ Equity *	$1,528,968	$1,514,614

* The 2018 amounts for the noted line items have been retrospectively changed from the amounts originally reported as a result of the Company’s first quarter 2019 change in method of accounting for U.S. inventory valuation from LIFO to FIFO.